UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WAYTRONX, INC.

Commission File Number 0-29195

Waytronx, Inc.
(Name of Small Business Issuer in Its Charter)

Colorado	7310	84-1463284
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300
(Address and Telephone Number of Principal
Executive Offices and Principal Place of Business)

William J. Clough, President
Waytronx, Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300
 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:
Michael T. Cronin, Esq.
Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut StreetClearwater, Florida 33756
Telephone:  (727) 461-1818
Facsimile:    (727) 462-0365

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)
Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee (4)
Common Stock par value $0.001 (3)	9,674,886	$0.23	$0.23	$(4)

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c)(2) of the Securities Act.  For purposes of this calculation the Company used the closing price of $0.23 for Common Stock on the Over-the-Counter Bulletin Board on June 30, 2009.

(3)	The 9,674,886 shares of common stock being registered hereunder relate to shares underlying warrants which may be issued in the future to seventeen warrant holders.
(4)	The registration fee was paid with the original SB-2 filing, January 23, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post Effective Amendment relates to a January 23, 2007 filing by OnScreen Technologies, Inc., now known as Waytronx, Inc. (the “Registrant”), of a registration statement with the Securities and Exchange Commission on Form SB-2 as amended (Registration No. 333-140147, the “Registration Statement”) to register the resale of up to 78,108,174 shares of its common stock by the selling security holders identified in the original prospectus.  The SB-2 Registration Statement was declared effective October 26, 2007.  The 9,674,886 shares being registered under this post-effective amendment represent only shares underlying warrants that were included in the original SB-2 Registration Statement held by certain of the Selling Stockholders identified in the Registration Statement, but which have not been previously exercised.

All filing fees payable in connection with the registration of the shares of common stock covered by the Registration Statement were paid by the Registrant at the time of the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August ___, 2009

PROSPECTUS

9,674,886 Shares of Common Stock

Waytronx, Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
(503) 612-2300

The Company is registering for sale an aggregate of 9,674,886 shares of Common Stock underlying common stock purchase warrants of Waytronx, Inc. (the "Company", "us" or "we") that may be issued to certain of our stockholders named in this Prospectus and their transferees ("Selling Stockholders").  The Company’s Common Stock is traded on the OTC Bulletin Board (OTC:BB) under the trading symbol "WYNX".

If all of the warrants are exercised, we may receive up to one million five hundred two thousand four hundred fifteen dollars ($1,502, 415) from the sale of 9,674,886 shares underlying warrants with per share exercise prices ranging from $0.01 to 0.33.

The shares of Common Stock may be sold from time to time by the Selling Stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  The Selling Stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus.  See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is August ___, 2009.

TABLE OF CONTENTS

Prospectus Summary	6
Company Overview	6
The Offering	6
Risk Factors	8
Risks Related To Our Business	8
Risks Related To Our Common Stock	11
Use of Proceeds	14
Dilution	14
Selling Security Holders	14
Circumstances under Which Selling Stockholders Acquired or May Acquire Securities	17
Relationship of Selling Shareholders to the Company	17
Financial Impact of Common Stock Purchase Warrants	18
Exemption from Registration	18
Prior Securities Transactions between the Company and Selling Shareholders	19
Plan of Distribution	19
Description of Securities to Be Registered	21
Interests of Named Experts and Counsel	22
Material Changes	22
Incorporation of Certain Information by Reference	22
Where You Can Find Additional Information	23
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	23
Part II	25
Information Not Required In Prospectus	25
Other Expenses of Issuance and Distribution	25
Indemnification of Directors and Officers	25
Exhibits	26
Undertakings	28
Signatures	30
Exhibit 5.1, 2.3 Attorney Opinion Letter
Exhibit 23.3, Consent of Independent Registered Public Accounting Firm

You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This Summary highlights information contained elsewhere in this Prospectus.  It does not contain all of the information that you should consider before investing in our Common Stock.  We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

Company Overview
Waytronx, Inc. is commercializing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others.  This advanced technology involves the use of fluid displacement to move heat away from the source instead of traditional passive heat transference through solid materials.  Utilizing its patented WayCool hybrid mesh architecture, Waytronx can enhance system performance and remove thermal barriers caused by "microwarming" in today's advanced computing devices.  The Company's proprietary cooling solutions for central and graphics processors, solar energy devices and power supplies provide more cost effective and efficient thermal management to the electronics industry.

In May 2008, Waytronx formed a wholly owned subsidiary that acquired the assets of CUI, Inc., a provider of electromechanical components and industrial controls for OEM manufacturing.  Since its inception in 1989, CUI has been delivering quality products, extensive application solutions and superior personal service.  CUI's solid customer commitment and honest corporate message are a hallmark in the industry.

Effective July 1, 2009, Waytronx acquired Comex Instruments Ltd. and 49% of Comex Electronics Ltd. that includes an associated distribution network; both companies are Japanese based providers of electronic components.  The Comex acquisition provides a manufacturing component which will allow Waytronx to manufacture some of its own products, such as the AMT encoder, in Japan.

The Offering
Common Stock Outstanding
Prior to the Offering (1)	166,965,396

Common Stock Outstanding
After the Offering (2)	176,640,282

Use of Proceeds	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. We may, however, receive up to $1,502,415 upon exercise of the warrants by the Selling Stockholders.

(1)	Based on the number of shares outstanding as of June 30, 2009.

(2)
The increase in the number of shares outstanding after the offering assumes that all warrants are exercised in accordance with the terms of the warrants.  If all of the warrants are exercised, we may receive up to one million five hundred two thousand four hundred fifteen dollars ($1,502,415) from the sale of 9,674,886 shares underlying warrants with per share exercise prices ranging from $0.01 to 0.33.

RISK FACTORS

An investment in our common stock involves a significant degree of risk.  You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus before purchasing our common stock.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected.  If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment  The risk factors described below are not the only ones that may affect us.  Our forward-looking statements in this prospectus are subject to the following risks and uncertainties.  Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.  See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history which makes an evaluation of our business and prospects difficult.
The Company has recently begun to direct its efforts to commercialization of the WayCool thermal management cooling technology.  The Company’s limited operating history in this industry and the unique nature of the WayCool technology makes evaluation of its future prospects very difficult.  To date commercialization of the WayCool technology has not achieved profitability and the Company cannot be certain that it will sustain profitability on a quarterly or annual basis in the future.  One should carefully consider the Company’s prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving technology.

There is no assurance that recent corporate acquisitions will yield profitability
In May 2008, the Company acquired the assets of CUI, Inc., an Oregon based provider of electronic components for Original Equipment Manufacturers.  It is the intention of management that the marketing, sales and distribution organization of CUI will be beneficial to the future of the WayCool technology.  Notwithstanding that CUI has in recent years generated positive cash flow, there is no assurance that the synergy between the Company and CUI will result in a financial advantage for future operations.  Because of the newness of this business combination future profitability is an uncertainty.

In July 2009, Waytronx acquired as a wholly owned subsidiary Comex Instruments Ltd. and 49% of Comex Electronics Ltd. that includes an associated distribution network, both companies are Japanese based providers of electronic components.  Notwithstanding that Comex has in recent years generated positive cash flow, there is no assurance that the synergy between the Company and Comex will result in a financial advantage for future operations in the United States or Japan.  Because of the newness of this business combination future profitability is an uncertainty.

We have the risks of a new product developer in the technology business.
The Company, as the owner of the WayCool thermal management cooling technology patents, assumed the responsibility for completing the development of the WayCool thermal management cooling technology and determining which products to commercialize utilizing the WayCool technology.  Because this is a new technology, there is a risk that the technology, operation and development of products could be unsuccessful or that the Company will not be successful in marketing any products developed with the WayCool technology.  Such failures would negatively affect the Company’s business, financial condition and results of operations.

There is no assurance we will achieve profitability.
To date we have not received significant revenue from the WayCool thermal management cooling technology.  The Company has focused its scope of operation to the commercialization of the innovative thermal cooling technology, WayCool.  For the year ended December 31, 2008, we had a net loss of $1,830,367.  We will need to generate significant revenues from the WayCool product line and CUI product offering to offset current operational and development losses if we are to cover our current overhead expenses, including further development costs and marketing expenses.  There is no assurance that the Company will achieve profitability.

During 2007 and 2008, we funded our operations with net proceeds of approximately $8.9 million it received from financing activities.  The Company believes that additional equity financing or debt will be necessary to fund its operations until revenue streams are sufficient to fund operations; however, the terms and timing of such additional equity or debt cannot be predicted.  The Company cannot assure that its revenues will be sufficient to cover all operating and other expenses of the Company.  If revenues are not sufficient to cover all operating and other expenses, the Company will require additional funding.

We will be dependent on third parties and certain relationships to fulfill our obligations.
Because it is the intention of the Company to license the manufacturing and distribution of the WayCool technology to unrelated companies that are better equipped financially and technologically to design and manufacture the WayCool technology end products, the Company will be heavily dependent on these third parties to adequately and promptly provide the end product.  The Company will be dependent upon its ability to maintain the agreements with these designers and manufacturers and other providers of raw materials and components who provide the necessary elements to fulfill the Company’s product delivery obligations at the negotiated prices.

The market for electronics is extremely competitive.
Because the electronics industry is highly competitive, the Company cannot assure that it will be able to compete effectively.  The Company is aware of several other companies that offer similar products, utilizing different technology than its WayCoolTM technology.  Many of these competitors have been in the electronics business longer than the Company and have significantly greater assets and financial resources than are currently available to the Company.  The Company expects competition to intensify as innovation in the electronics industry advances and as current competitors expand their market into the thermal management sector.  The Company cannot assure you that it will be able to compete successfully against current or future competitors.  Competitive pressures could force the Company to reduce its prices and may make it more difficult for the Company to attract and retain customers.

We depend on key personnel and will need to recruit new personnel as our business grows.
As a small company, Waytronx, Inc. is currently dependent on the efforts of a limited number of management personnel.  The Company believes that given the large amount of responsibility being placed on each member of its management team, the loss of the services of any member of this team at the present time would harm its business.

If we are successful in expanding its product and customer base, we will need to add additional key personnel as its business continues to grow.  If we cannot attract and retain enough qualified and skilled staff, the growth of its business may be limited.  Our ability to provide services to customers and expand its business depends, in part, on its ability to attract and retain staff with professional experiences that are relevant to technology development and other functions the Company performs.  Competition for personnel with these skills is intense.  We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand its business.

We believe our future success will depend in part on the following:
•	the continued employment and performance of its senior management,
•	its ability to retain and motivate their officers and key employees, and
•	its ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, sales and customer service personnel.

If we fail to adequately protect our patents, trademarks and proprietary rights, our business could be harmed.
The Company regards its patents, trademarks, trade secrets and similar intellectual property as critical to its success.  The Company relies on trademark and patent law, trade secret protection and confidentiality or license agreements with their employees, customers, partners and others to protect its proprietary rights.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company’s intellectual property without its authorization.  There is no assurance its pending trademark applications for WayCool, WayCoolant, Waytronx, WayFast, V-Infinity, CUI INC, CUI Europe and CUI will be approved.  Effective trademark, patent and trade secret protection may not be available in every country in which the Company may in the future offer its products.  Therefore, the Company may be unable to prevent third parties from infringement on or otherwise decreasing the value of its trademarks, patents and other proprietary rights.

If Waytronx is to remain competitive, we must be able to keep pace with rapid technological change.
Because the Company competes in the highly volatile electronics industry, the Company’s future success depends, in part, on its ability to develop or license leading technologies useful in its business, enhance the ease of use of existing products, develop new products and technologies that address the varied needs of customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  If the Company is unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, the Company may not be able to adapt in a timely manner to changing market conditions or customer requirements.

We may infringe intellectual property rights of third parties.
Litigation regarding intellectual property rights is common in the technology industry.  The Company may, in the future, be the subject of claims for infringement, invalidity or indemnification claims based on such claims of other parties' proprietary rights.  These claims, whether with or without merit, could be time consuming and costly to defend or litigate, divert the Company’s attention and resources, or require the Company to enter into royalty or licensing agreements.  There is a risk that such licenses would not be available on reasonable terms, or at all.  Although the Company believes it has full rights to use its current intellectual property without incurring liability to third parties, there is a risk that its products infringe the intellectual property rights of third parties.

Third parties may infringe on our intellectual property rights
There can be no assurance that other parties will not infringe on our intellectual property rights with respect to its current or future technologies.  The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in its industry segment grows.  Any such claim, with or without merit, could be time-consuming, result in costly litigation, create service upgrade delays or require the Company to enter into royalty or licensing agreements.  Such royalty or licensing agreements might not be available on terms acceptable to the Company, or at all.  As a result, any such claim of infringement by the Company could have a material adverse effect upon its business, results of operations and financial condition.

Risks Related to Our Common Stock
Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.
The market price for the Company’s Common Stock is volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond its control, which means its market price could be depressed and could impair its ability to raise capital:
•	actual or anticipated variations in its quarterly operating results;
•	announcements of technological innovations or new products or services by the Company or its competitors;
•	changes in financial estimates by securities analysts;
•	conditions or trends relating to the thermal management cooling technology;
•	changes in the economic performance and/or market valuations of other electromechanical and thermal management related companies;
•	conditions or trends relating to the marketing, sale or distribution of electromechanical components and industrial controls to OEM manufacturing customers;
•	changes in the economic performance and/or market valuations of other electromechanical components and industrial controls related companies;
•	additions or departures of key personnel;
•	fluctuations of the stock market as a whole.

Our Certificate of Incorporation limits director liability, thereby making it difficult to bring any action against them for breach of fiduciary duty.
The Company is a Colorado corporation.  As permitted by Colorado law, the Company's Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, with certain exceptions.  These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of the Company against a director.

We may be unable to meet its future capital requirements.
The Company is dependent on receipt of additional capital to effectively execute its business plan.  If adequate funds are not available to the Company on favorable terms, the Company will not be able to develop new products or enhance existing products in response to competitive pressures, which could affect its ability to continue as a going concern.  The Company cannot be certain that additional financing will be available to it on favorable terms when required, or at all.  If the Company raises additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.
The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  As a result, the Company’s Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market.  The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

For the foreseeable future, the Company’s securities will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges; therefore, we will be subject to Penny Stock Rules.  As a result of the aforesaid rules regulating penny stocks, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future.  Preferred Shares impose restrictions on our ability to pay Common Stock dividends.
A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock.  The Company has never paid cash dividends on its Common Stock and the Company does not expect to pay dividends in the foreseeable future.  Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A and Series B Convertible Preferred Stock.  As of June 30, 2009, the Company has 50,543 Series A Convertible Preferred shares outstanding and no Series B Convertible Preferred shares outstanding.  In the past, the Company has fulfilled its dividend obligations on the Series A and Series B Convertible Preferred Stock through a combination of the issuance of additional shares of its Series A Convertible Preferred and/or Common Stock and cash payments.

On December 31, 2007 dividends payable for the Series A Convertible Preferred Stock was $5,054 and on December 31, 2008 the dividends payable for the Series A Convertible Preferred Stock was $5,054.  Holders of the Company’s Series B Convertible Preferred Stock are entitled to annual dividends of $1.00 per share.  As of this filing, all Series B Convertible Preferred Stock had been converted to common shares.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.
The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:
•	Common Stock underlying the conversion rights of our Series A and Series B Convertible Preferred Stock.
•	Common Stock underlying the exercise of outstanding options and warrants.
•	Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.
•	Common Stock available on the secondary market.
•
Pledging stock to hedge funds or other corporate lenders as security to borrow money could result in short selling, encumbrance, stock pledge, transfer or sale to procure a hedge against adverse market conditions.

Any sale of substantial amounts of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A Convertible Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock.  Furthermore, substantial sales of our Common Stock in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

The covenants with our Series A Convertible Preferred Stock shareholders restrict our ability to incur debt outside the normal course, acquire other businesses, pay dividends on our Common Stock, sell assets or issue our securities without the consent of holders of a majority of the Series A Convertible Preferred Stock outstanding.  Such arrangements may adversely affect our future operations or may require us to make additional concessions to the holders of the Series A Convertible Preferred Stock in order to enter into transactions or take actions management deems beneficial and in the best interests of the holders of our Common Stock.

Note conversions could result in dilution of common stock
The conversion of outstanding promissory notes may result in substantial dilution to the interests of other holders of common stock, since the investors may ultimately convert and sell the full amount issuable on conversion under the notes.  To the extent the selling stockholders convert their notes and then sell their common stock into the market, the common stock price may decrease due to the additional shares in the market.  As of March 31, 2009, $1,350,000 principal of outstanding promissory notes and 12% per annum simple interest accruing thereon are convertible to equity.  $1,000,000 of these convertible promissory notes plus the interest accruing thereon are convertible at a floating per share price based at 80% of the average closing bid price 10 days preceding conversion date.  There is, however, a $0.20 per share minimum conversion price, which means that there is a maximum number of 5,000,000 shares related to the principal conversion plus an additional amount related to interest accrued at the time of conversion that the company may be obligated to issue related to the conversion of the $1,000,000 of convertible promissory notes.  The remaining $350,000 of outstanding convertible promissory notes plus the interest accrued thereon are convertible at $0.25 per share, which means that there is a maximum number of 1,400,000 shares related to the principal conversion plus an additional amount related to the interest accrued at the time of conversion that the Company may be obligated to issue related to the conversion of the $350,000 of convertible promissory notes.  Additionally, as a portion of the CUI, Inc. asset purchase consideration, the Company has outstanding a $17,500,000 convertible promissory note that accrues annual simple interest at a rate of 1.7% which could convert to Company common stock at a per share conversion of $0.25.  The convertible $17,500,000 promissory note is convertible to the equivalent of 70,000,000 shares plus an additional amount related to the interest accrued at the time of conversion that the Company may be obligated to issue.

In May 2009, Waytronx and a debt holder, IED, Inc., agreed to amend the $17,500,000 convertible promissory note related to the acquisition of CUI, Inc. by reducing the conversion rate from $0.25 to $0.07 per share to reflect the stock price for the ten day trailing average preceding April 24, 2009, the date of the agreement.  The agreement specifically retains the total maximum convertible shares at 70,000,000 as stated in the original Note.  This amendment effectively reduces the Note principal from $17,500,000 to $4,900,000.

Downward pressure on the stock price could encourage short selling
The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others.  This could place significant downward pressure on the price of the common stock.

In finance, short selling or “shorting” is a way to profit from the decline in price of a security, such as stock or bond.  A short sale is generally a sale of a stock you do not own.  Investors who sell short believe the price of the stock will fall.  If the price drops, you can buy the stock at the lower price and make a profit.  If the price of the stock rises and you buy it back later at the higher price, you will incur a loss.

When you sell short, your brokerage firm loans you the stock.  The stock you borrow comes from either the firm’s own inventory, the margin account of another of the firm’s clients or another brokerage firm.  As with buying stock on margin, you are subject to the margin rules.  Other fees and charges may apply.  If the stock you borrow pays a dividend, you must pay the dividend to the person or firm making the loan.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Stockholders.  However, if all of the warrants are exercised, we may receive up to one million five hundred two thousand four hundred fifteen dollars ($1,502,415) from the sale of 9,674,886 shares underlying warrants with per share exercise prices ranging from $0.01 to 0.33.  These proceeds, if any, will be used for working capital purposes or any other Company purpose approved by the Board of Directors.

DILUTION

The net tangible book value of the Company as of December 31, 2007 was ($2,944,406) or $(0.02) per share of Common Stock and as of December 31, 2008 was ($29,273,175) or ($0.18) per share.  The amount of the increase in such net tangible book value per share attributable to the cash payments received from selling shareholders of the shares being offered and the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers is less than five percent (5%).  Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

SELLING SECURITY HOLDERS

The following table provides certain information with respect to the Selling Stockholders' beneficial ownership of our common stock as of June 30, 2009 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus.  We do not know when or in what amounts the Selling Stockholders may offer the shares of common stock for sale pursuant to this prospectus.  The Selling Stockholders may choose not to sell any of the shares offered by this prospectus.  For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a Selling Stockholder and the percentage of ownership of that Selling Stockholder, shares of common stock underlying outstanding shares of our convertible notes, preferred shares or warrants held by that Selling Stockholder that are convertible or exercisable, as the case may be, within 60 days of this prospectus are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholder.  Each Selling Stockholder's percentage of ownership in the following table is based upon 166,965,396 shares of common stock as of June 30, 2009.  We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders.  To the best of our knowledge and belief, none of the selling shareholders have a short position in our common stock.

Name of Shareholder	Notes	Common Shares
		Owned before		Offered in		Owned after
		the Offering		the Offering		the Offering
		Number (1)	Percent (2)	Number	Percent	Number	Percent
Anderson, Brett	3	10,000	X	10,000	X	0	0
Baker, Charles	4,10	2,000,000	1.20%	2,000,000	1.20%	0	0
Bear Creek Capital	6, 9	840,000	X	426,666	X	0	0
Branson, Gary and Shirley	5	150,000	X	11,111	X	0	0
Clifford, Stuart N.	5	397,059	X	29,412	X	0	0
Clough, Natale A.	8	300,000	X	250,000	X	0	0
Clough, Nicholas J.	8	300,000	X	250,000	X	0	0
Daryl & Candice Tollette Investments	5	595,589	X	44,118	X	0	0
DeLeon, Michelle	5	56,250	X	4,167	X	0	0
EDS Holdings, LLC	7,9	1,866,666	1.12%	1,866,666	1.12%	0	0
Garbutt, Ian and Judith	3	63,500	X	50,000	X	0	0
KCAL, Inc. Defined Benefit Plan	5,9	397,059	X	29,412	X	0	0
Marshall, Brett Scott	3	20,000	X	20,000	X	0	0
RSV Productions, Inc.	7,9	1,866,667	1.12%	1,866,667	1.12%	0	0
Ryan Family Partners, LLC	7,9	1,866,667	1.12%	1,866,667	1.12%	0	0
Stiling, Jeff	6,11	350,000	X	350,000	X	0	0
Susan J. Allen Trust	6	600,000	X	600,000	X	0	0

(1)
Listed shares represent the number of common shares issuable upon exercise of warrants owned by the selling stockholders.  See "Circumstances Under Which Selling Stockholders Acquired or May Acquire Securities."

(2)
Percentages calculated based upon the percent of outstanding shares owned by the security holder based on 166,965,396 shares of our common stock outstanding as of June 30, 2009.  For multiple stock ownerships, the percentages shown are for the total shares owned.

(3)	Represents warrants to purchase 80,000 common shares at per share prices from $0.25 to $0.33 issued in consideration for consulting services rendered for the benefit of the Company.
(4)	Represents 2,000,000 common shares at per share price of $0.01 underlying a warrant issued to a former officer and director.
(5)
Represents 118,220 common shares at per share price of $0.01 underlying outstanding warrants issued to note holders of convertible debt that are outstanding and have not been exercised.  Common shares underlying warrants were issued as incentive to investors.

(6)
Represents 1,376,666 common shares at per share prices from $0.01 to $0.25 issued and common shares underlying outstanding warrants issued as bonus shares to employees and former employees for services.

(7)	In connection with the repurchase of royalty rights, we reached an agreement to issue to three third parties warrants to purchase 5,600,000 common shares at a per share price of $0.20.
(8)
In connection with the purchase of patent ownership of the WayCool technology, the Company issued in the name of CH Capital a warrant to purchase common shares.  CH Capital is a private company controlled by Bradley J. Hallock, currently a shareholder and Corporate Secretary, and William J. Clough who currently is a shareholder, President/CEO, General Counsel and director.  Included in this registration statement are five hundred thousand common shares underlying the warrant that were gifted by William J. Clough to his family members.

(9)
The natural persons relating to the named entities who exercise voting and/or dispositive powers with respect to the securities to be offered for sale by the following shareholders are noted as follows:

Bear Creek Capital	Raymond H. Oliver
EDS Holdings, LLC	Marc Barhonovich
KCAL, Inc. Defined Benefit Plan	Paul J. Kenner
RSV Productions, Inc.	Steven K. Velte
Ryan Family Partners, LLC	William Ryan

(10)	Former Chief Executive Officer and President.
(11)	Former Vice President of Sales.
(X)	Less than 1%.

CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED OR MAY ACQUIRE SECURITIES

The following is a summary of the number of shares being registered for resale on behalf of the selling shareholders based upon shares that may be issued in the future in connection with the exercise of common stock purchase warrants.

The shares of common stock being registered hereunder relate to shares which may be issued in the future underlying the exercise of common stock purchase warrants as follows:
(i)	118,220 shares underlying common stock purchase warrants issued in connection with prior private placements of promissory notes which are exercisable at $0.01.
(ii)	5,600,000 shares underlying common stock purchase warrants exercisable at $0.20 issued in connection with the repurchase of royalty rights.
(iii)	500,000 shares underlying common stock purchase warrants exercisable at $0.20 issued in consideration for the acquisition of the WayCool technology.
(iv)	3,456,666 shares underlying common stock purchase warrants issued to employees, former employees and advisors at per share prices from $0.01 to $0.33.

Relationship of Selling Shareholders to the Company

	Date	Number	Manner Shares	Relationship with
Selling Shareholder	Acquired	of Shares	Received	the Company
Anderson, Brett	10/05/06	10,000	Payment of Consulting Services	Non Company Affiliate
Baker, Charles	08/28/06	2,000,000	Employee Bonus Shares	Former CEO/President
Bear Creek Capital	06/09/06	426,666	Employee Bonus Shares	Non Company Affiliate
Branson, Gary and Shirley	10/12/06	11,111	Promissory Note Conversion	Non Company Affiliate
Clifford, Stuart N.	10/19/06	29,412	Promissory Note Conversion	Non Company Affiliate
Clough, Natale A.	07/05/06	250,000	CH Capital Transaction	Child of Employee
Clough, Nicholas J.	07/05/06	250,000	CH Capital Transaction	Child of Employee
DeLeon, Michelle	10/12/06	4,167	Promissory Note Conversion	Non Company Affiliate
EDS Holdings, LLC	12/27/06	1,866,666	Payment for Royalty Rights	Non Company Affiliate
Garbutt, Ian and Judith	05/01/07	50,000	Employee Bonus Shares	Former employee/consultant
KCAL Inc. Defined Benefit Plan by Paul J. Kenner	10/17/06	29,412	Promissory Note Conversion	Non Company Affiliate
Marshall, Brett Scott	10/05/06	20,000	Payment of Consulting Services	Former Consultant
RSV Productions, Inc.*	12/27/06	1,866,667	Payment for Royalty Rights	Non Company Affiliate
Ryan Family Partners, LLC	12/27/06	1,866,667	Payment for Royalty Rights	Non Company Affiliate
Stiling, Jeff	06/26/06	350,000	Employee Bonus Shares	Former employee
Susan J. Allen Trust	10/06/04	600,000	Employee Bonus Shares	Wife of Employee
Toilett, Daryl and Candice	10/19/06	44,118	Promissory Note Conversion	Non Company Affiliate

Financial Impact of Common Stock Purchase Warrants

		Number			Monetary	Company Will
		of Shares			Proceeds	Receive	Discount
	Date	Underlying	Acquisition	Acquisition	Company	When	to Selling
Selling Shareholder	Acquired	Warrant	Date Price	Date Value	Received	Exercised	Shareholder
Anderson, Brett	10/05/06	10,000	0.35	3,500	0	3,300	200
Baker, Charles	08/28/06	2,000,000	0.40	800,000	0	20,000	780,000
Bear Creek Capital	06/09/06	426,666	0.34	145,066	0	85,333	59,733
Branson, Gary and Shirley	10/12/06	11,111	0.32	3,556	0	111	3,444
Clifford, Stuart N.	10/19/06	29,412	0.36	10,588	0	294	10,294
Clough, Natale A.	07/05/06	250,000	0.48	120,000	0	50,000	70,000
Clough, Nicholas J.	07/05/06	250,000	0.48	120,000	0	50,000	70,000
DeLeon, Michelle	10/12/06	4,167	0.32	1,333	0	42	1,292
EDS Holdings, LLC	12/27/06	1,866,666	0.29	541,333	0	373,333	168,000
Garbutt, Ian and Judith	05/01/07	50,000	0.24	12,000	0	12,500	(500)
KCAL Inc. Defined Benefit Plan by Paul J. Kenner	10/17/06	29,412	0.35	10,294	0	294	10,000
Marshall, Brett Scott	10/05/06	20,000	0.35	7,000	0	6,600	400
RSV Productions, Inc.*	12/27/06	1,866,667	0.29	541,333	0	373,334	167,999
Ryan Family Partners, LLC	12/27/06	1,866,667	0.29	541,333	0	373,333	168,000
Stiling, Jeff	06/26/06	350,000	0.44	154,000	0	3,500	150,500
Susan J. Allen Trust	10/06/04	600,000	0.65	390,000	0	150,000	240,000
Toilett, Daryl and Candice	10/19/06	44,118	0.36	15,882	0	441	15,441

Exemption from Registration
No underwriter, broker-dealer or finder participated in any of the sales discussed above, nor did the Company pay any commissions or fees with respect to these issuances.  With regard to all such issuances, the Company relied on Section 4(2) of the Securities Act of 1933 (the "Act") or Rule 506 of Regulation D for an exemption from the registration requirement of the Act.  The purchasers had access to information concerning the Company, its financial condition, assets, management and proposed activities.  Each purchaser represented that he had the ability to economically bear a total loss of his investment and is an accredited investor as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

Other than as described herein, there are currently no plans, arrangements, commitments or understandings for the issuance of additional shares of Common Stock.

Prior Securities Transactions between the Company and Selling Shareholders
The Selling Stockholders have had no earlier stock purchase transactions with the Company that are not included in this registration statement.  The following schedule shows the amount of securities owned by the selling stockholders prior to this offering and the percent owned after the offering.

Prior Securities Transactions Between Company and Selling Stockholdeds
Name	Number of Shares Included in Registration Statement	Shares Owned Prior to Offering	Transaction Date of Share Acquisition Prior to Offering	Outstanding Shares Prior to Acquisition Transaction	Owners' Prior Owned Shares Percent of Then Outstanding Shares	Price per Share at Acquisition Transaction Date
Anderson, Brett	10,000	10,000	10/05/06	147,640,855	*	0.35
Baker, Charles	2,000,000	2,000,000	08/28/06	142,997,363	1.40%	0.40
Bear Creek Capital	426,666	840,000	06/09/06	118,120,435	*	0.34
Branson, Gary and Shirley	11,111	150,000	10/12/06	147,640,855	*	0.32
Clifford, Stuart N.	29,412	397,069	10/19/06	147,640,855	*	0.36
Clough, Natale A.	250,000	300,000	07/05/06	142,997,363	*	0.48
Clough, Nicholas J.	250,000	300,000	07/05/06	142,997,363	*	0.48
DeLeon, Michelle	4,167	56,250	10/12/06	147,640,855	*	0.32
EDS Holdings	1,866,666	1,866,666	12/27/06	147,640,855	1.26%	0.29
Garbutt, Ian and Judith	50,000	63,500	05/01/07	150,202,683	*	0.24
KCAL Inc. Defined Benefit Plan by Paul J. Kenner	29,412	397,059	10/17/06	147,640,855	*	0.35
Marshall, Brett Scott	20,000	20,000	10/05/06	147,640,855	*	0.35
RSV Productions, Inc.	1,866,667	1,866,667	12/27/06	147,640,855	1.26%	0.29
Ryan Family Partners, LLC	1,866,667	1,866,667	12/27/06	147,640,855	1.26%	0.29
Stiling, Jeff	350,000	350,000	06/26/06	118,120,435	*	0.44
Susan J. Allen Trust	600,000	600,000	10/06/04	63,680,020	*	0.65
Toilett, Daryl and Candice	44,118	595,589	10/19/06	147,640,855	*	0.36

* Less than 1%.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:
•	on the OTC electronic bulletin board (OTC:BB) or such other market on which the Common Stock may from time to time be trading;
•	in privately negotiated transactions;
•	through the writing of options on the shares;
•	short sales; or
•	any combination thereof.

The sale price to the public may be:
•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price;
•	at negotiated prices; or

•	such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144.  The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers.  These broker-dealers may be compensated with discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both.  The compensation as to a particular broker-dealer might be greater than customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  The Selling Stockholders may sell shares of Common Stock in block transactions to market makers or other purchases at a price per share, which may be below the then market price.  The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders.  The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such Acts.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

We will pay all the expenses incident to this registration.  The SEC registration fee was paid with the original SB-2 filing.  We estimate that the expenses of the offering to be borne by us will be approximately $10,000.  The estimated offering expenses consist of, printing expenses of $1,000, accounting fees of $5,000, legal fees and expenses of $1,000, transfer agent fees of $1,000, state Blue Sky registration fees of $1,000 and miscellaneous expenses of $1,000.  We will not receive any proceeds from the sale of any of the shares of common stock by the Selling Stockholders.

The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholders are distributing shares covered by this prospectus.  Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the offering is taking place.  The Selling Stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company’s Common Stock is traded on the OTC Bulletin Board (OTCBB) under the trading symbol "WYNX".  The Registrant is registering 9,674,886 common shares, $0.001 par value that underlie stock purchase warrants that were included in a Form SB-2 registration statement filed with the Securities and Exchange Commission on January 23, 2007 by OnScreen Technologies, Inc., now known as Waytronx, Inc. (the “Registrant”).  The SB-2 Registration Statement was declared effective October 26, 2007.  The 9,674,886 shares being registered under this post-effective amendment represent only shares underlying warrants that were included in the original SB-2 Registration Statement held by certain of the Selling Stockholders identified in the Registration Statement, but which have not been previously exercised.

We currently have authorized 325,000,000 common shares $0.001 par value and 10,000,000 preferred shares $0.001 par value.  Of the 10,000,000 authorized preferred shares, 5,000,000 shares have been designated as Series A Convertible Preferred, 30,000 shares have been designated as Series B Convertible Preferred and 10,000 shares have been designated as Series C Convertible Preferred.  As of June 30, 2009, the Company’s outstanding shares consisted of 166,965,396 issued and outstanding shares of common stock, 50,543 shares of Series A Convertible Preferred Stock and no shares of Series B and Series C Convertible Preferred Stock.  As of June 30, 2009, the Company had in excess of 3,000 shareholders of record.  The Company has not paid any dividends on its common stock since inception.

The description of the Company’s capital stock does not purport to be complete and is subject to and qualified by its Articles of Incorporation and Bylaws, amendments thereto, including the Certificates of Designation for its Series A, Series B and Series C Convertible Preferred Stock and by the provisions of applicable Colorado law.  The Company’s transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Counsel
The legality of the issuance of the shares offered in this prospectus will be passed on for us by Johnson, Pope, Boker, Ruppel & Burns, LLP.

No expert or counsel named in this prospectus as having prepared or having certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Certifying Accountant
The financial statements of the Company for the years December 31, 2008 and 2007 appearing in this registration statement have been audited by Webb & Company, P. A., Independent Registered Public Accounting Firm effective March 26, 2009, as set forth in their report appearing herein and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.  Webb & Company, P. A. billed the Company an aggregate of $49,551 in fees and expenses for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2008 and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2008.  Webb & Company, P. A. billed the Company an aggregate of $21,707 in fees and expenses for professional services rendered in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2007 and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-QSB during the fiscal year ended December 31, 2007.  Webb & Company, P. A. did not bill any audit related fees, tax fees, or other fees during the years ended December 31, 2008 and 2007.

MATERIAL CHANGES

There were no material changes in the registrant’s affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus.  We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares.  The Company filed with the Commission:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission March 31, 2009.
(b)	A quarterly report on Form 10-Q for the first quarter of 2009 filed with the Commission May 8, 2009.

(c)	A Form 8-K was filed with the Commission on July 24, 2008 reporting the appointment of two directors.
(d)	A Form 8-K was filed with the Commission on May 1, 2009 reporting the amendment to a promissory note.
(e)	A Form 8-K was filed with the Commission on July 6, 2009 reporting the acquisition of a privately held Japanese electronics/distribution conglomerate.
(f)
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering shall be shall be deemed to be incorporated by reference in this registration statement.

You may request a copy of these documents, at no cost, by written request to: Waytronx, Inc., 20050 SW 112th Avenue, Tualatin, Oregon 97062.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of the shares of our Common Stock being registered herein.  This Prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us, and the shares of our Common Stock to be sold in this offering, we make reference to the registration statement.

The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered:
(i) a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus;
(ii) we will provide this information upon written or oral request;
(iii) we will provide this information at no cost to the requester.

You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois.  The address for the SEC's public reference room in Washington, D.C. is U.S. Securities and Exchange Commission, 100 "F" Street, N.E., Washington, DC 20549.  You may request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.  Our Company Internet Address is: www.waytronx.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution
The following table sets forth various expenses, which will be incurred in connection with the registration of our securities.  Other than the SEC Registration Fee, the amounts set forth below are estimates:

SEC Registration Fee*	$	paid
Printing Expenses		$1,000
Legal Fees and Expenses		$5,000
Accounting Fees and Expenses		$1,000
Transfer Agent Fees		$1,000
State Blue Sky filings		$1,000
Miscellaneous expenses		$1,000
TOTAL		$10,000

*The SEC registration fee was paid with the original SB-2 filing.

Indemnification of Directors and Officers
The Colorado General Corporation Act provides that each existing or former director and officer of a corporation may be indemnified in certain instances against certain liabilities which he or she may incur, inclusive of fees, costs and other expenses incurred in connection with such defense, by virtue of his or her relationship with the corporation or with another entity to the extent that such latter relationship shall have been undertaken at the request of the corporation; and may have advanced such expenses incurred in defending against such liabilities upon undertaking to repay the same in the event an ultimate determination is made denying entitlement to indemnification. The Company's bylaws incorporate the statutory form of indemnification by specific reference.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

The above discussion of our Articles of Incorporation and the General Corporation Law of Colorado is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

EXHIBITS

The following exhibits are included as part of this Form S-3.

Exhibit No.	Description

3.1[1]	Amended Articles of Incorporation of the Company.
3.2[1]	Bylaws of the Company.
3.3[2]	Articles of Amendment to Certificate of Incorporation - Certificate of Designations, Preferences, Limitations and Relative Rights of the Series A Preferred Stock, filed July 25, 2002.
3.4[2]	Articles of Amendment to Articles of Incorporation-Terms of Series A Convertible Preferred Stock, filed November 13, 2003.
3.5[2]	Amendment to Restated Articles of Incorporation, filed December 23, 2003.
3.6[2]	Articles of Amendment to Certificate of Incorporation - Certificate of Designations of the Series B Convertible Preferred Stock, filed April 1, 2004.
3.7[3]	Restated Articles of Incorporation, Officers’ Certificate and Colorado Secretary of State Certificate filed June 30, 2004 showing corporate name change to Onscreen Technologies, Inc.
3.8[4]	Restated Articles of Incorporation and Colorado Secretary of State Certificate filed January 7, 2008 showing corporate name change to Waytronx, Inc.
4.1[9]	Form of common stock purchase warrant template.
5.1[9]	Opinion and consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP, filed herewith.
10.2[2]	Contract and License Agreement between the Registrant and John Popovich, dated July 23, 2001.
10.3[2]	Agreement by and among the Registrant, John Popovich and Fusion Three, LLC, dated January 14, 2004.
10.4[2]	Letter Agreement between the Registrant and John Popovich, dated January 15, 2004.
10.5[2]	Master Settlement and Release Agreement by and among the Registrant, Fusion Three, LLC, Ryan Family Partners, LLC and Capital Management Group, Inc., dated February 3, 2004.
10.6[2]	First Amendment to Contract and License Agreement, dated February 3, 2004.
10.17[5]	Assignment, dated February 16, 2005, of WayCool technology patents ownership from inventor to CH Capital
10.18[5]	Assignment, dated February 16, 2005, of WayCool technology patents ownership from CH Capital to Company.
10.22[5]	Promissory Note dated March 25, 2005 evidencing $1,500,000 unsecured short term loan.
10.23[6]	Waytronx, Inc. 2005 Equity Incentive Plan and Equity Ownership Agreement template.
10.25[7]	Employment Agreement between the Registrant and William J. Clough, Esq. dated November 21, 2005.
10.26	A Form 8-K was filed with the Commission on May 1, 2009 reporting the amendment to a promissory note.
10.27	A Form 8-K was filed with the Commission on July 6, 2009 reporting the acquisition of a privately held Japanese electronics/distribution conglomerate.
10.28[8]	Waytronx, Inc. 2008 Equity Incentive Plan.
14.1[6]	Waytronx, Inc. Code of Ethics for Principal Executive and Financial Officers and Waytronx, Inc. Code of Ethics and Business Conduct Statement of General Policy.
15.2[9]	Letter on unaudited interim financial information.

23.3[9]	Consent of Webb & Company, P. A., Boca Raton, Florida as the Company’s Independent Registered Public Accounting Firm, included in Exhibit 15.
23.5[9]	Consent of Johnson, Pope, Bokor, Ruppel & Burns and LLP, included in Exhibit 5.1.

Footnotes to Exhibits:

1	Incorporated by reference to our Registration Statement on Form SB-2/A filed with the Commission on October 26, 2001.
2	Incorporated by reference to our Form 10-KSB filed with the Commission on April 14, 2004.
3	Incorporated by reference to our Report on Form 10-KSB filed with the Commission on March 31, 2005.
4	Incorporated by reference to our Registration Statement on Form S-8 filed March 12, 2008.
5	Incorporated by reference to our Report on Form 10-KSB filed with the Commission on May 4, 2005.
6	Incorporated by reference to our Proxy Statement and Notice of 2005 Annual Shareholder Meeting filed with the Commission October 7, 2005.
7	Incorporated by reference to our Report on Form 10-KSB filed with the Commission on February 24, 2006.
8	Incorporated by reference to the Proxy Statement and Notice of 2008 Annual Shareholder Meeting filed with the Commission July 3, 2008.
9	Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

iv.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tualatin, State of Oregon on August 14, 2009.

Waytronx, Inc.

By:	/s/ William J. Clough, Esq.	/s/ Daniel N. Ford
	William J. Clough, Esq.,	Daniel N. Ford,
	Chief Executive Officer/President	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Colton R. Melby	Director	August 14, 2009
Colton R. Melby

/s/ William J. Clough	Director	August 14, 2009
William J. Clough

/s/ Thomas A. Price	Director	August 14, 2009
Thomas A. Price

/s/ Sean P. Rooney	Director	August 14, 2009
Sean P. Rooney

/s/ Corey Lambrecht	Director	August 14, 2009
Corey Lambrecht

/s/ Matthew M. McKenzie	Director	August 14, 2009
Matthew M McKenzie